Exhibit 99.1

NEXITY BANK ANNOUNCES AN ADDITION TO ITS BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE

AUGUST 19, 2005

(Birmingham, AL) - Nexity Financial Corporation announces the addition of Tommy E. Looper to its Board of Directors. Mr. Looper is a 57 year-old retired banker and a banking consultant based in Myrtle Beach, South Carolina. From 1970 to 1982, he served as a bank examiner and later as the Chief Assistant to the Commissioner of Banking of the South Carolina State Board of Financial Institutions. He served as Executive Vice President and Chief Financial Officer and as a director of The Anchor Bank and Anchor Financial Corporation from 1982 until its merger with Carolina First Bank and South Financial Group in 2000. He remained with Carolina First Bank until his retirement in 2002.

“ Tommy has extensive financial and accounting management experience for a fast growing financial institution as well as a superior knowledge of the regulatory framework of our industry. He is well known in community banking in the southeastern United States,” said Greg Lee, Chairman and CEO of Nexity Bank, “I feel fortunate that he has made the commitment to serve as a Director of our Board.”

About Nexity Bank

Nexity Bank is a $700 million commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity Bank generates the majority of its income through wholesale correspondent banking activities. Nexity Bank is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

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